Marathon Petroleum Corporation Reports Fourth-Quarter and Full-Year 2016 Results

•	Reported fourth-quarter earnings of $227 million ($0.43 per diluted share); full-year earnings of $1.17 billion ($2.21 per diluted share)

•	Speedway achieved record full-year segment results

•	Announced 2017 capital investment plan focused on growth and margin-enhancing investments

•	Executing strategic actions announced on Jan. 3 to enhance shareholder value

FINDLAY, Ohio, Feb. 1, 2017 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2016 fourth-quarter earnings of $227 million, or $0.43 per diluted share, compared with $187 million, or $0.35 per diluted share, in the fourth quarter of 2015.

Earnings were $1.17 billion, or $2.21 per diluted share, for the full-year 2016, compared with $2.85 billion, or $5.26 per diluted share, for the full-year 2015.

“Our fourth-quarter and full-year 2016 results reflect solid operational and financial performance across the business despite a challenging commodity price and margin environment,” said Gary R. Heminger, chairman, president and chief executive officer. “One year following the strategic combination of MPLX and MarkWest, we are pleased with MPLX’s 2016 results and are encouraged by the robust portfolio of growth opportunities, which will continue to contribute to long-term value for our investors.”

Speedway continued its exceptional performance in the quarter and set multiple records for the full-year 2016 while maintaining tight control on expenses. Speedway surpassed segment all-time highs in income from operations, light product gallons sold, merchandise sales, and merchandise gross margin on a percentage and absolute dollar basis. “Speedway continues to exceed our expectations by driving marketing-enhancement opportunities and continuing to realize acquisition synergies across the network,” Heminger said. “Speedway’s performance highlights the strong value our team is creating for investors.”

MPC announced its 2017 capital investment plan, which remains focused on strengthening the sustained earnings power of its business, through growth and margin-enhancing investments across the enterprise. MPC’s investment plan, excluding MPLX LP (NYSE: MPLX), totals approximately $1.7 billion. The plan includes nearly $1.2 billion for MPC’s refining and marketing segment, with approximately $325 million for margin-enhancing projects and approximately $840 million for sustaining capital, related to regulatory spending including Tier 3 gasoline. It also includes approximately $380 million for MPC’s Speedway segment, primarily to build new stores and to remodel and rebuild existing retail locations in its core markets; approximately $90 million for MPC’s midstream segment, excluding MPLX; and approximately $100 million to support corporate activities.

MPC also announced it has reduced total planned investments in the South Texas Asset Repositioning (STAR) project to $1.5 billion from $2 billion. The high-return staged investments planned for the STAR project through 2021 are designed to enhance profitability and reliability while integrating the Galveston Bay and Texas City refineries, creating the second-largest refining complex in the United States. The $500 million reduction in the total planned investments reflects a substantial preservation of the project’s scope and projected rate of return. MPC anticipates spending approximately $85 million on the STAR project this year.

MPLX announced its 2017 capital investment plan, which includes $1.4 billion to $1.7 billion of organic growth capital and approximately $100 million of maintenance capital. Approximately $1 billion to $1.3 billion of these growth investments are for the development of natural gas and gas liquids infrastructure to support MPLX’s producer customers, primarily in the prolific Marcellus Shale. The remaining $400 million of growth capital is planned for the development of various crude oil and refined petroleum products infrastructure projects, including a build-out of Utica Shale infrastructure in connection with the recently completed Cornerstone Pipeline, a butane cavern in Robinson, Illinois, and a tank farm expansion in Texas City, Texas.

Additionally on Jan. 3, MPC provided an update on its strategic actions to enhance shareholder value. MPC is executing plans to significantly accelerate the dropdown to MPLX of assets with approximately $1.4 billion of annual earnings before interest, taxes, depreciation and amortization (EBITDA) now planned for 2017, including $250 million by the end of the first quarter.

In conjunction with the completion of the dropdowns, MPC expects to exchange its economic interests in the general partner, including incentive distribution rights, for newly issued MPLX common (LP) units. All transactions are subject to requisite approvals, market and other conditions, including tax and other regulatory clearances. Additionally, a special committee of the Board has been formed and it has selected an independent financial advisor to assist in the full and thorough review of Speedway to ensure optimum value is delivered to shareholders over the long term. We expect to provide an update on the review by mid-2017.

Cash proceeds from the dropdowns and ongoing LP distributions are expected to fund the substantial ongoing return of capital to MPC shareholders in a manner consistent with maintaining an investment-grade credit profile.

“Moving into 2017, we are executing our strategic plan to unlock the tremendous value in our best-in-class midstream platform for the benefit of all investors,” Heminger said. “We are well-positioned across the business to take advantage of strengthening commodity prices, recovering refinery spreads and robust demand for our products.”

Segment Results

Total income from operations was $553 million in the fourth quarter of 2016 and $2.38 billion for full-year 2016, compared with $338 million in the fourth quarter of 2015 and $4.69 billion for full-year 2015. The results of MarkWest are included in the Midstream segment from the Dec. 4, 2015, merger date.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2016	2015	2016	2015
Income from Operations by Segment
Refining & Marketing(a)(b)	$219	$179	$1,543	$4,086
Speedway(b)	165	135	734	673
Midstream(a)	245	94	871	380
Items not allocated to segments:
Corporate and other unallocated items(a)	(76)	(70)	(277)	(299)
Pension settlement expenses	—	—	(7)	(4)
Impairments	—	—	(486)	(144)
Income from operations	$553	$338	$2,378	$4,692

(a)
In 2016, segment reporting was revised in connection with the contribution of MPC’s inland marine business to MPLX. The results of the inland marine business are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

(b)
Fourth-quarter and full-year 2015 income from operations includes a non-cash charge of $370 million to value inventory at lower of cost or market (LCM). The charge reduced our Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively. Based on increases in refined product prices in 2016, this LCM inventory valuation reserve was reversed resulting in a non-cash benefit to 2016 segment results.

Refining & Marketing
Refining & Marketing segment income from operations was $219 million in the fourth quarter of 2016 and $1.54 billion for full-year 2016, compared with $179 million and $4.09 billion in the fourth quarter of 2015 and full-year 2015, respectively.
Excluding the lower of cost or market (LCM) charge in the fourth quarter of 2015, the decrease in quarter-over-quarter segment results was primarily due to the effect of lower product price realizations compared with the spot market product prices used in the Light Louisiana Sweet (LLS) crack spread and increased direct operating costs primarily related to refinery turnarounds. These negative impacts were partially offset by higher blended crack spreads. The U.S. Gulf Coast (USGC) and Chicago LLS blended 6-3-2-1 crack spread increased from $6.65 per barrel in the fourth quarter of 2015 to $7.39 per barrel in the fourth quarter of 2016, as an increase in the USGC crack spread more than offset a decrease in the Chicago crack spread.
Excluding the effects of LCM adjustments, the decrease in Refining & Marketing segment income from operations for full-year 2016 compared to full-year 2015 primarily resulted from lower crack spreads in both the Gulf Coast and Chicago markets and higher direct operating costs due to refinery turnarounds. The blended 6-3-2-1 crack spread for the full year decreased from $9.70 per barrel in 2015 to $6.96 per barrel in 2016.

Speedway
Speedway segment income from operations was $165 million in the fourth quarter of 2016 and $734 million for full-year 2016, compared with $135 million in the fourth quarter of 2015 and $673 million for full-year 2015.
Excluding the LCM charge in 2015, the increase in segment income from operations for the fourth quarter was primarily due to lower operating costs and an increase in merchandise margin, substantially offset by lower light product margin. Speedway’s light product margin decreased from 18.23 cents per gallon in the fourth quarter of 2015 to 16.17 cents per gallon in the fourth quarter of 2016.

Excluding LCM adjustments, the increase in segment results for the full-year 2016 was primarily due to higher merchandise margin and gains from asset sales, partially offset by lower light product margin which decreased from 18.23 cents per gallon in 2015 to 16.56 cents per gallon in 2016.

Midstream
Midstream segment income from operations, which includes 100 percent of MPLX’s operations as well as other related operations, was $245 million in the fourth quarter of 2016 and $871 million for full-year 2016, compared with $94 million and $380 million for the fourth quarter and full-year 2015, respectively. The increase in Midstream segment income from operations for the fourth quarter and full-year of 2016 compared with 2015 was primarily due to the inclusion of MarkWest’s results from the Dec. 4, 2015, merger date as well as the earnings from new pipeline and marine equity investments.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $76 million in the fourth quarter of 2016 and $277 million for full-year 2016 compared with $70 million and $299 million for the full-year 2015. The decrease for the full year was largely due to increased allocations of corporate costs to the segments.
Full-year 2016 impairments not allocated to segments of $486 million included non-cash charges of $356 million related to equity method investments and $130 million related to goodwill. Full-year 2015 impairments not allocated to segments of $144 million related to a cancelled capital project.

Strong Financial Position and Liquidity

On Dec. 31, 2016, the company had $887 million in cash and cash equivalents. The company has $2.5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and approximately $684 million available under its $750 million trade receivables securitization facility, for total liquidity of $5.1 billion.
The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. The company remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9 a.m. EST today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-800-447-0521 (confirmation #44084607) or by visiting MPC's website at http://www.marathonpetroleum.com and clicking on the “2016 Fourth-Quarter and Full-Year Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, Feb. 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,500 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,730 convenience stores in 21 states. MPC owns, leases or has ownership interests in approximately 8,400 miles of crude and light product pipelines and more than 5,600 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 54 gas processing plants, 14 NGL fractionation facilities and two condensate stabilization facilities. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Denice Myers (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as "anticipate," "believe," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "objective," "opportunity," "outlook," "plan," "position," "pursue," "prospective," "predict," "project," "potential," "seek," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described below with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K or Form 10-Q could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per-share data)	2016	2015	2016	2015
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$17,155	$15,607	$63,339	$72,051
Income (loss) from equity method investments	51	30	(185)	88
Net gain on disposal of assets	6	1	32	7
Other income	72	41	178	112
Total revenues and other income	17,284	15,679	63,364	72,258
Costs and expenses:
Cost of revenues (excludes items below)	13,695	12,008	49,170	55,583
Purchases from related parties	150	89	509	308
Inventory market valuation charges	—	370	(370)	370
Consumer excise taxes	1,873	1,933	7,506	7,692
Impairment expense	—	—	130	144
Depreciation and amortization	504	413	2,001	1,502
Selling, general and administrative expenses	406	433	1,605	1,576
Other taxes	103	95	435	391
Total costs and expenses	16,731	15,341	60,986	67,566
Income from operations	553	338	2,378	4,692
Net interest and other financial income (costs)	(136)	(103)	(556)	(318)
Income before income taxes	417	235	1,822	4,374
Provision for income taxes	128	67	609	1,506
Net income	289	168	1,213	2,868
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	41	—
Noncontrolling interests	46	(19)	(2)	16
Net income attributable to MPC	$227	$187	$1,174	$2,852

Per-share data
Basic:
Net income attributable to MPC per share	$0.43	$0.35	$2.22	$5.29
Weighted average shares:(a)	526	531	528	538
Diluted:
Net income attributable to MPC per share	$0.43	$0.35	$2.21	$5.26
Weighted average shares:(a)	529	535	530	542
Dividends paid	$0.36	$0.32	$1.36	$1.14

(a)	The number of weighted average shares for the periods ended Dec. 31, 2016, and 2015, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2016	2015	2016	2015
Income from Operations by segment
Refining & Marketing(a)(b)	$219	$179	$1,543	$4,086
Speedway(a)	165	135	734	673
Midstream(b)(c)	245	94	871	380
Items not allocated to segments:
Corporate and other unallocated items	(76)	(70)	(277)	(299)
Pension settlement expenses	—	—	(7)	(4)
Impairments(d)	—	—	(486)	(144)
Income from operations(a)	553	338	2,378	4,692
Net interest and other financial income (costs)	(136)	(103)	(556)	(318)
Income before income taxes	417	235	1,822	4,374
Provision for income taxes	128	67	609	1,506
Net income	289	168	1,213	2,868
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	41	—
Noncontrolling interests	46	(19)	(2)	16
Net income attributable to MPC	$227	$187	$1,174	$2,852

Capital Expenditures and Investments(e)
Refining & Marketing	$313	$359	$1,101	$1,045
Speedway	112	226	303	501
Midstream(b)(c)	374	14,145	1,521	14,545
Corporate and Other(f)	38	71	144	192
Total	$837	$14,801	$3,069	$16,283

(a)
Fourth-quarter and full-year 2015 income from operations includes a non-cash LCM charge of $370 million to value inventory at lower of cost or market (LCM). The charge reduced our Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively. The company reversed this LCM inventory valuation reserve due to increased refined product prices during the second quarter of 2016 resulting in a $370 non-cash benefit to income from operations for the full year 2016, which increased Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively.

(b)
In 2016, segment reporting was revised in connection with the contribution of MPC's inland marine business to MPLX. The results of the inland marine business are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

(c)	Includes the results of MarkWest from the Dec. 4, 2015, merger date.

(d)
Full-year 2016 impairments included non-cash charges of $267 million related to our equity method investment in the Sandpiper Pipeline project resulting from the indefinite deferral of this project, $130 million related to the goodwill recognized in connection with the MarkWest merger and $89 million related to an MPLX equity method investment. Full-year 2015 relates to the cancellation of the ROUX project.

(e)	The three months and year ended Dec. 31, 2015, includes $13.85 billion for the MarkWest merger.

(f)	Includes capitalized interest of $16 million, $11 million, $63 million and $37 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,252	2,257	2,269	2,301
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,240	2,248	2,259	2,289
R&M gross margin (dollars per barrel)(c)(d)	$11.41	$12.70	$11.26	$15.25
Crude oil capacity utilization (percent)(e)	93	95	95	99
Refinery throughputs (mbpd):(f)
Crude oil refined	1,672	1,638	1,699	1,711
Other charge and blendstocks	138	201	151	177
Total	1,810	1,839	1,850	1,888
Sour crude oil throughput (percent)	61	55	60	55
WTI-priced crude oil throughput (percent)	18	20	19	20
Refined product yields (mbpd):(f)
Gasoline	877	934	900	913
Distillates	621	615	617	603
Propane	34	35	35	36
Feedstocks and special products	227	204	241	281
Heavy fuel oil	19	34	32	31
Asphalt	58	49	58	55
Total	1,836	1,871	1,883	1,919
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.16	$1.71	$1.83	$1.13
Depreciation and amortization	1.48	1.43	1.47	1.39
Other manufacturing(h)	4.29	4.25	4.09	4.15
Total	$7.93	$7.39	$7.39	$6.67
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	986	1,043	1,039	1,060
Other charge and blendstocks	184	206	195	184
Total	1,170	1,249	1,234	1,244
Sour crude oil throughput (percent)	73	69	73	68
WTI-priced crude oil throughput (percent)	10	4	8	6
Refined product yields (mbpd):(i)
Gasoline	466	557	514	534
Distillates	377	408	399	392
Propane	24	26	26	26
Feedstocks and special products	294	247	286	286
Heavy fuel oil	10	19	21	15
Asphalt	16	18	15	16
Total	1,187	1,275	1,261	1,269
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.82	$1.12	$2.09	$0.81
Depreciation and amortization	1.16	1.08	1.14	1.09
Other manufacturing(h)	3.94	3.78	3.70	3.88
Total	$7.92	$5.98	$6.93	$5.78

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	686	595	660	651
Other charge and blendstocks	44	56	39	39
Total	730	651	699	690
Sour crude oil throughput (percent)	43	31	40	34
WTI-priced crude oil throughput (percent)	29	48	38	43
Refined product yields (mbpd):(i)
Gasoline	411	377	386	379
Distillates	244	207	218	211
Propane	12	11	11	12
Feedstocks and special products	20	15	35	38
Heavy fuel oil	10	16	12	17
Asphalt	42	31	43	39
Total	739	657	705	696
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.84	$2.69	$1.15	$1.64
Depreciation and amortization	1.81	1.97	1.88	1.83
Other manufacturing(h)	4.31	4.72	4.29	4.36
Total	$6.96	$9.38	$7.32	$7.83
Speedway Operating Statistics
Convenience stores at period-end(j)	2,733	2,766
Gasoline and distillate sales (millions of gallons)	1,489	1,537	6,094	6,038
Gasoline and distillate gross margin (dollars per gallon)(d)(k)	$0.1617	$0.1823	$0.1656	$0.1823
Merchandise sales (in millions)	$1,230	$1,210	$5,007	$4,879
Merchandise gross margin (in millions)	$350	$340	$1,435	$1,368
Merchandise gross margin percent	28.4%	28.0%	28.7%	28.0%
Same store gasoline sales volume (period over period)	(2.4)%	(0.3)%	(0.4)%	(0.3)%
Same store merchandise sales (period over period)(l)	3.7%	2.7%	3.2%	4.1%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(m)	2,346	2,071	2,311	2,191
Gathering system throughput (million cubic feet per day)(n)	3,164	3,075	3,275	3,075
Natural gas processed (million cubic feet per day)(n)	5,970	5,468	5,761	5,468
C2 (ethane) + NGLs fractionated (mbpd)(n)	346	307	335	307

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(d)	Excludes LCM inventory valuation adjustments.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 90 mbpd and 61 mbpd for fourth quarter 2016 and 2015, respectively, and 83 mbpd and 46 mbpd for the full-year 2016 and 2015, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	Includes Marathon brand locations operated by Speedway. Decrease primarily due to the contribution of 41 travel centers to the Pilot joint venture in 4Q 2016.

(k)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

(n)	Includes the MarkWest results beginning on the Dec. 4, 2015, merger date. Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2016	2015	2016	2015
Segment EBITDA(a)
Refining & Marketing(b)	$491	$447	$2,635	$5,138
Speedway(b)	235	201	1,007	927
Midstream	392	159	1,447	524
Total Segment EBITDA(a)(b)	1,118	807	5,089	6,589
Total segment depreciation & amortization	(489)	(399)	(1,941)	(1,450)
Items not allocated to segments(d)	(76)	(70)	(770)	(447)
Income from operations	553	338	2,378	4,692
Net interest and other financial income (costs)	(136)	(103)	(556)	(318)
Income before income taxes	417	235	1,822	4,374
Income tax provision	128	67	609	1,506
Net income	289	168	1,213	2,868
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	41	—
Noncontrolling interests	46	(19)	(2)	16
Net income attributable to MPC	$227	$187	$1,174	$2,852

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
Fourth-quarter and full-year 2015 income from operations includes a non-cash charge of $370 million to value inventory at lower of cost or market (LCM). The charge reduced our Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively. The company reversed this LCM inventory valuation reserve due to increased refined product prices during the second quarter of 2016 resulting in a $370 non-cash benefit to income from operations for the full year 2016, which increased Refining & Marketing and Speedway segment results by $345 million and $25 million, respectively.

(c)	Includes the results of MarkWest from the December 4, 2015 merger date.

(d)	Includes impairment charges of $486 million and $144 million for the full-years 2016 and 2015, respectively.

Select Financial Data (Unaudited)

(In millions)	December 31, 2016	September 30 2016
Cash and cash equivalents	$887	$709
MPLX debt	4,423	4,412
Total consolidated debt	10,572	10,566
Redeemable noncontrolling interest	1,000	1,000
Equity	20,203	19,957
Debt-to-total-capital ratio (percent)	33	34
Shares outstanding	528	528

Cash provided from operations (quarter ended)	$991	$405